Exhibit 10.13

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (the “Agreement”), made and entered into as of April 15, 2010 (“the Effective Date”), by and between Bitstream Inc., a Delaware corporation, with its principal office located at 500 Nickerson Road, Marlborough, MA 01752 (hereinafter “the Company”) and Costas Kitsos who resides at                          hereinafter referred to as “the Executive”.

WITNESSETH:

WHEREAS, the Executive has had extensive experience in the business and/or technical affairs of the Company and is a valuable member of the management team of the Company; and

WHEREAS, the Compensation Committee of the Board of Directors of Bitstream, Inc. has identified and selected the senior executives of the Company, including the Executive, to whom this Agreement shall be extended; and

WHEREAS, the Board of Directors of Bitstream Inc. has determined that it is appropriate to reinforce the continued service of the selected senior executives of the Company with respect to their assigned duties if the possibility should arise of a Change in Control (as hereinafter defined) of the Company:

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. EMPLOYMENT. The Executive wishes to remain in the employ of the Company (except as may be permitted hereunder) and to continue to perform his or her regular duties as a senior executive employee of the Company.

2. CHANGE IN CONTROL. No severance benefits shall be payable hereunder unless there shall have been a Change in Control of the Company as set forth below, and the Executive’s employment by the Company shall thereafter have been terminated in accordance with Section 3 hereof. For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

2.1 any “Person(s)” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Bitstream Inc. representing thirty percent (30%) or more of the combined voting power of Bitstream Inc.’s (then) outstanding securities; or

2.2 during any period of twelve consecutive months, individuals who at the beginning of such period constitute the Board of Directors of Bitstream Inc. cease for any reason to constitute at least a majority thereof; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election, was approved by a vote of at least a majority of the directors then comprising the incumbent Board shall be considered as though such individual were a member of the incumbent Board.

2.3 the Company is a party to (i) any consolidation or merger of Bitstream Inc. in which it is not the continuing or surviving corporation or pursuant to which its shares of common stock would be converted into cash, securities, or other property; or (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

2.4 Approval by the stockholders of Bitstream Inc. of any plan or proposal for the liquidation or dissolution of the Company.

3. TERMINATION FOLLOWING A CHANGE IN CONTROL. If any of the events described in Section 2 hereof constituting a Change in Control of the Company shall have occurred, the Executive, if terminated within twenty-four months of any such Change in Control, shall be entitled to the benefits provided in Section 4 hereof, unless such termination is due to the Executive’s death or disability, or is by the Company for Cause, or is by the Executive for other than Good Reason. In the event that, upon the occurrence of a Change in Control, the Executive is eligible for retirement in accordance with the terms and conditions of any applicable Company retirement plan or program in effect immediately preceding such Change in Control, the Executive’s eligibility for immediate retirement benefits, and any request therefor, shall not preclude the Executive’s receipt of severance benefits under Section 4 hereof as a result of any termination without Cause or for Good Reason. For purposes of this Agreement, the following definitions shall apply:

3.1 “Cause” shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance has been delivered to the Executive by the Company, which demand specifically identifies the manner in which it is believed that the Executive has not substantially performed the Executive’s duties; or (ii) conviction of a felony or acts of dishonesty resulting in gain or personal enrichment at the expense of the Company; or (iii) the Executive’s willful misconduct or insubordination which is materially injurious to the Company. For purposes of this paragraph, no act or failure to act on the Executive’s part shall be considered as willful unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

3.2 “Disability” shall mean the illness, or mental or physical disability, of the Executive as determined by a physician acceptable to the Company and the Executive, resulting in the Executive’s failure to perform substantially all of his or her applicable material duties for a period of six consecutive months, and the Executive’s failure to return to the performance of such duties within 30 days after receiving written notice of termination of employment due to such Disability.

3.3 “Good Reason” shall mean (i) reduction in the Executive’s (then) current base salary as paid immediately preceding the Change in Control; (ii) diminution, reduction or other adverse change in the annual bonus opportunity or other incentive compensation opportunities available to the Executive immediately preceding the Change in Control; (iii) the Company’s failure to pay the Executive any amounts otherwise earned, vested or due under any compensation plan or human resources policy of the Company immediately preceding the Change in Control; (iv) diminution of the Executive’s title, position, authority or responsibility; (v) assignment to the Executive of duties incompatible with the position occupied by the Executive immediately preceding the Change in Control; or (vi) relocation of the Executive’s position to a location more than 35 miles from the location to which the Executive was assigned immediately preceding the Change in Control.

4. CERTAIN SEVERANCE BENEFITS UPON TERMINATION. If, after any Change in Control (as defined herein) shall have occurred, the Executive’s employment shall be terminated within twenty-four months of the date of such Change in Control either (i) by the Company other than for death, disability or Cause, or (ii) by the Executive for Good Reason, the Executive shall be entitled to certain severance benefits (hereinafter “the Severance Benefits”) as provided below:

4.1 The Company shall pay the Executive’s full base salary through the date of termination at the rate which is the higher of the (then) current annual rate or the annual rate in effect immediately prior to the date of any Change in Control. The Company shall also pay the Executive the amount, if any, of any unpaid earned annual bonus for the preceding fiscal year. In addition, the Company shall continue in full force and effect through the date of termination the Executive’s participation in all stock ownership, stock purchase, stock option and restricted stock plans; all health and welfare benefit plans; and all insurance and disability plans as may be in effect at the date of the Change in Control. Notwithstanding the terms and conditions of any Company stock plans and related agreements under which outstanding stock option and restricted stock grants shall have been made, any such outstanding and unvested stock options and restricted stock grants shall become immediately and fully vested upon the occurrence of a Change in Control.

4.2 Subject to Section 4.3 hereof, the Company shall pay as Severance Benefits to the Executive on or before the fifth (5th) day following the date of termination of employment, a lump sum payment (“the lump sum payment”) equal to 1.75x times the Executive’s base salary at the rate which is the higher of the (then) current annual rate or the annual rate in effect immediately prior to the date of any Change in Control. Such lump sum payment shall be subject to all applicable Federal, state and local income and FICA taxes including all required withholding amounts.

4.3 If necessary, the Severance Benefits to the Executive hereunder shall be adjusted as set forth in this Section 4.3 If the lump sum payment under Section 4.2 hereof and all other payments or benefits (as defined in Section 280(G)(b)(A)(i) of the Internal Revenue Code of 1986, as amended (“the Code”)) which the Executive has received or has the right to receive from the Company as a result of any Change in Control would (in the aggregate) constitute an “excess parachute payment” (as defined in the Code), the lump sum payment under Section 4.2 hereof shall be decreased by the smallest amount that will eliminate any such excess parachute payment. In no event shall the Severance Benefits exceed the amount that is deductible by the Company in accordance with Section 280(G) of the Code.

4.4 The Executive shall not be required to mitigate or offset the amount of any Severance Benefits or other benefits provided under this Section 4 by seeking employment or otherwise, nor shall the amount of any payment provided under this Section 4 be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination from the Company.

5. TERM OF AGREEMENT. This Agreement shall have an original term expiring on April 15, 2012, and shall thereafter be automatically renewed for successive one-year terms unless the Company has notified the Executive of its election not to renew the term of this Agreement not less than 120 days before the expiration of the (then) current term. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not terminate in the event that a Change in Control of the Company (as defined herein) shall have occurred.

6. SUCCESSORS; BINDING AGREEMENT. The Company shall require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business, equity and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as that which the Executive would be entitled to hereunder as if the Executive’s employment by the Company were immediately terminated without Cause or for Good Reason. As referred to in this Agreement, “Company” shall mean the Bitstream Inc. as herein defined and any successor to its business, equity and/or assets that becomes bound by the terms and conditions of this Agreement by operation of law. This Agreement shall inure to the benefit and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s estate.

7. NOTICES. Any and all notices that may be given hereunder by either party to the other shall be sufficient if in writing and sent by registered mail to the respective party at its or their last known address.

8. MODIFICATIONS AND WAIVERS; ENTIRE AGREEMENT. No agreements or representations, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the Executive and the Chief Executive Officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. This Agreement shall not supercede or in any way limit the rights, duties or obligations the Executive may have under any other written agreement with the Company including, without limitation, any employment agreement now in effect or subsequently entered into by and between the Executive and the Company. Notwithstanding the above, this Agreement shall not be construed as an employment agreement and shall not limit the Company’s right to terminate the employment (with or without Cause) of any person employed by the Company.

9. GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Massachusetts without reference to principles of conflict of laws.

10. COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11. DISPUTES. Any dispute or controversy arising under, or of, or in connection with this Agreement may be resolved in any court of competent jurisdiction. Should the Executive prevail in any litigation or court action to obtain the Severance Benefits hereof, or to otherwise enforce any provision of this Agreement, the Company shall timely reimburse to the Executive the entire amount of legal fees and court costs incurred in connection with such litigation or court action. Notwithstanding the provision above, either party to this Agreement may require (and the other party shall accept without objection) that any dispute or controversy arising hereunder be submitted to the American Arbitration Association for binding arbitration in accordance with the rules and procedures thereof. The Company shall pay for the costs and fees associated with any such binding arbitration hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as the day and year first written above.

BITSTREAM INC.:

By:	/s/ Anna M. Chagnon
Anna M. Chagnon
President and Chief Executive Officer

BY THE EXECUTIVE:

Signature:	/s/ Costas Kitsos
Name:	Costas Kitsos

WITNESS:

Signature:	/s/ James P. Dore
Name:	James P. Dore